EXHIBIT 99.1

                              COMPANY PRESS RELEASE

Gum Tech Announces Denial of Quigley Motion for Preliminary Injunction in Patent Infringement Suit

PHOENIX, AZ., April 19, 2000-- Gum Tech International, Inc., (Nasdaq: GUMM) and Gel Tech LLC, a joint venture between Gum Tech and BioDelivery Technologies, Inc., today announced that the United States District Court for the Eastern District of Pennsylvania denied Quigley's motion for a preliminary injunction, filed as part of Quigley's patent infringement suit.

     The Quigley Corporation filed a patent infringement lawsuit against Gel Tech, the developer of Zicam, and Gum Tech, the distributor of Zicam(TM), in November 1999, alleging infingement of a patent licensed to Quigley by George Eby III. Quigley subsequently filed a motion for preliminary injunction, seeking to enjoin Gum Tech and Gel Tech from selling Zicam(TM) Cold Remedy pending resolution of the lawsuit at trial. The Court denied Quigley's motion in an Order dated April 19, 2000.

     Brown Russell, Chairman of Gum Tech's Board of Directors, said, "We are naturally pleased with the Court's ruling. It is important, however, to note that this is only a very preliminary phase of the litigation. In a Memorandum constituting its findings of fact and conclusions of law, the Court decided a number of complex issues of patent law raised by Gum Tech in opposition to the Motion. Those issues include issues regarding 'standing.' 'new matter,' 'double patenting,' and a number of definitional issues on the scope of the patent.
Based on its conclusion of law regarding those issues and the very limited factual record presented by both parties at the hearing on the motion, the Court decided that 'on this evidence, and although it is a close case, we find that Quigley has demonstrate a likelihood of success in proving infringement.' While the Court's conclusions on these issues was only on aspect of the Court's opinion, we believe that the Court's conclusions of law which lead to this finding involve legal defenses which are potentially dispositive of the entire lawsuit before a trial."

     "In its Memorandum, the Court noted that 'either party or both of the parties could elect to' appeal these 'difficult issues' to the Federal Circuit, since on at least one issue, there was 'evidently no precedent to guide the Court.' We intend to pursue this course of action and seek immediate appellate review of these important and complex legal issues at this stage of the litigation, before trial. In addition, while it was not appropriate or necessary to address in detail all the important factual issues in the case at the hearing on the Motion, we will now focus on developing evidence on the factual issues specifically relating to infringement to present at trial.

     Again, we are happy that the Court denied Quigley's Motion. This allows us to continue selling Zicam(TM) during the course of litigation. We continue to believe strongly that the Quigley lawsuit is without merit, and will continue to vigorously defending our position."

     The Eby patent expires in May, 2002.
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Gum Tech Forward-Looking Statement:

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on the Company's expectations and are subject to a number of risks and uncertainties, many of which cannot be predicted or quantified and are beyond the Company's control. Future events and actual results could differ materially from those set forth in, contemplated by, or underlying the forward-looking statements. Factors that could cause actual results to differ materially from the Company's expectations include unfavorable results in a trial on the merits or any decision on appeal. Other factors that could cause actual results to differ materially from the Company's expectations are described in the Company's reports filed pursuant to the Securities Exchange Act of 1934.